Exhibit 99.1

CHAMPION ANNOUNCES FIRST QUARTER 2005 RESULTS AND DIVIDEND

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced net income of $263,000 or $0.03 on an earnings per share basis for the three months ended January 31, 2005 compared to $14,000 or $0.00 per share for the same period in 2004. The Company’s balance sheet reflected interest-bearing debt to equity at under 22.0 percent, book value per share of $4.25, working capital in excess of $26.0 million and total shareholders equity of $41.3 million.

The Board of Directors announced the declaration of the Company’s quarterly dividend of five cents per share. The cash dividend will be paid on March 28, 2005, to shareholders of record on March 11, 2005.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “Our fiscal first quarter improved over the first quarter of 2004 both in terms of increased gross margins and lower operating costs as a percent of sales. Our printing margins improved on relatively flat sales after adjusting for our Syscan acquisition while our office products and office furniture sales increased by 58%. Syscan represented approximately 37% of this growth. The Syscan acquisition has increased our volume primarily in the office products and office furniture segment; however, we do not expect to begin realizing the full value of our synergies with this acquisition until later in the second quarter. We continue to target the cost side of our business and are in the process of consolidating our Charleston, West Virginia operations into the Syscan operations facility. In addition, our new senior management team is fanning out around the country to identify operational efficiencies and implement improvements and changes as they are identified.”

Revenues for the three months ended January 31, 2005 were $34.4 million compared to $29.3 million in the same period in 2004. This change represented an increase in revenues of $5.1 million or 17.5%. The printing segment experienced a sales increase of $1.4 million or 6.3% while the office products and office furniture segment experienced an increase of $3.7 million or 58.4%. Toney K. Adkins, President and Chief Operating Officer, noted, “Our gross margin percentages improved during the period in part due to our strategic initiatives implemented over the last several quarters coupled with indicators of improved market pricing integrity. This was a key component of an overall increase in gross margin contribution in printing of approximately $600,000. The office products and office furniture segment experienced a contraction in gross margin percent over the prior year due in part to lower gross margins resulting from interim purchasing factors from an acquisition. However, total office products and office furniture gross margin dollars improved by $1.0 million related to the 58.4% sales increase. This led to an overall increase in gross margin contribution of $1.6 million. Selling, general and administrative (SG&A) expenses decreased as a percent of sales to 26.2% from 27.0% in 2004. Therefore, our operating margins improved from a virtual break-even level in 2004 to 1.55% of sales in 2005.”

Mr. Reynolds concluded, “Our top line improved both from a combination of internal growth and acquisitions enabling us to monetize our sales improvement through additional gross margin contribution. I am also encouraged that our SG&A has improved from the prior year first quarter as a percent of sales. This is an indicator of the ability to leverage our base selling and administrative infrastructure. Our new senior management team and our managers and employees are excited about the Company’s reorganization and the opportunities it presents. We are encouraged that we are putting ourselves in a position to win based on a systematic and methodical approach of implementing a culture of continuous improvement.”

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion serves its customers through the following companies/divisions: Chapman Printing and Syscan (West Virginia and Kentucky), Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia), The Merten Company (Ohio), Smith & Butterfield (Indiana and Kentucky), Consolidated Graphics (Louisiana), Dallas Printing (Mississippi), Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey), Donihe Graphics (Tennessee) and Blue Ridge Printing (North Carolina and Tennessee).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

Three Months ended January 31,
	2005	2004
Total Revenues	$34,440,000	$29,313,000
Net income	$263,000	$14,000
Per share data:
Net income:
Basic and diluted	$0.03	$0.00
Weighted Average Shares outstanding:
Basic	9,734,000	9,717,000
Diluted	9,802,000	9,826,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492